Exhibit 3.1

BYLAWS

OF

INSTEEL INDUSTRIES, INC.

Effective August 21, 1990
As last amended August 15, 2023

TABLE OF CONTENTS TO BYLAWS
OF INSTEEL INDUSTRIES, INC.

i

ii

BYLAWS OF

INSTEEL INDUSTRIES, INC.

ARTICLE 1- OFFICES

Section 1.     Principal and Registered Office. The principal office of the corporation shall be located at 1373 Boggs Drive, Mount Airy, North Carolina, which shall also be the registered office of the corporation.

Section 2.     Other Offices. The corporation may have offices at such other places, either within or without the State of North Carolina, as the board of directors may from time to time determine.

ARTICLE 2- MEETINGS OF SHAREHOLDERS

Section 1.     Place of Meeting. Meetings of shareholders shall be held at the principal office of the corporation, or at such other place, either within or without the State of North Carolina, as shall be designated in the notice of the meeting. The board of directors may, in its sole discretion, determine that a meeting of the shareholders be held solely or in part by means of remote communication to the extent permitted under North Carolina law.

Section 2.     Annual Meeting. The annual meeting of shareholders shall be held at such time and on such day (except a Saturday, Sunday or legal holiday) during the month of February in each year as the directors shall from time to time determine for the purpose of electing directors of the corporation and the transaction of such other business as may be properly brought before the meeting.

Section 3.     Substitute Annual Meeting. If the annual meeting is not held on the day designated by these bylaws, a substitute annual meeting may be called in accordance with Section 4 of this Article. A meeting so called shall be designated and treated for all purposes as the annual meeting.

Section 4.     Special Meetings. Special meetings of the shareholders may be called at any time by the president or the board of directors.

Section 5.     Notice of Meetings. At least 10 and no more than 60 days prior to any annual or special meeting of shareholders, the corporation shall notify shareholders of the date, time and place of the meeting and, in the case of a special or substitute annual meeting or where otherwise required by law, shall briefly describe the purpose or purposes of the meeting. Only business within the purpose or purposes described in the notice may be taken at a special meeting. If the board of directors has authorized participation by means of remote communication pursuant to Section 55-7-09 of the General Statutes of North Carolina for any class or series of shareholders, the notice to such class or series of shareholders shall describe the means of remote communication to be used. Unless otherwise required by the articles of incorporation or by law, the corporation shall be required to give notice only to shareholders entitled to vote at the meeting. If an annual or special shareholders’ meeting is adjourned to a different date, time or place, notice thereof need not be given if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed pursuant to Article 7, Section 5 hereof, notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date. It shall be the primary responsibility of the secretary to give the notice, but notice may be given by or at the direction of the president or other person or persons calling the meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail with postage thereon prepaid, correctly addressed to the shareholder’s address shown in the corporation’s current record of shareholders.

Section 6.     Quorum. A majority of the votes entitled to be cast by a voting group on a matter, represented in person or by proxy (including by means of remote communication to the extent permitted under North Carolina law) at a meeting of shareholders, shall constitute a quorum for that voting group for any action on that matter, unless quorum requirements are otherwise fixed by a court of competent jurisdiction acting pursuant to Section 55-7-03 of the General Statutes of North Carolina. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Action may be taken by a voting group at any meeting at which a quorum of that voting group is represented, regardless of whether action is taken at that meeting by any other voting group. In the absence of a quorum at the opening of any meeting of shareholders, such meeting may be adjourned from time to time by a vote of the majority of the shares voting on the motion to adjourn.

Section 7.     Shareholders’ List. After a record date is fixed for a meeting, the secretary of the corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of the shareholders’ meeting. Such list shall be arranged by voting group (and within each voting group by class or series of shares) and shall show the address of and number of shares held by each shareholder. The shareholders’ list shall be made available for inspection by any shareholder beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, (a) at the corporation’s principal office or at such other place identified in the meeting notice in the city where the meeting will be held, or (b) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting. If the meeting is to be held at a place, the list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder (personally or by or with the shareholder’s representative) at any time during the meeting or any adjournment. If the meeting is to be held solely by means of remote communication, then the list shall also be produced and kept open to inspection during the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 8.     Voting of Shares. Except as otherwise provided by the articles of incorporation or by law, each outstanding share of voting capital stock of the corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders. Unless otherwise provided in the articles of incorporation, cumulative voting for directors shall not be allowed. Action on a matter by a voting group for which a quorum is present is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or by the articles of incorporation. Voting on all matters shall be by voice vote or by a show of hands, unless the holders of one-tenth of the shares represented at the meeting shall demand a ballot vote on a particular matter. Absent special circumstances, the shares of the corporation are not entitled to vote if they are owned, directly or indirectly, by a second corporation, domestic or foreign, and the corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation, except that this provision shall not limit the power of the corporation to vote shares held by it in a fiduciary capacity.

Section 9.     Inspectors of Election.

(a)    Appointment of inspectors of election. In advance of any meeting of shareholders, the board of directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting, or at the meeting by the person acting as chairman.

(b)    Duties of inspectors. The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity, and effect of proxies, receive votes, ballots, or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical.

(c)    Vote of inspectors. If there are three inspectors of election the decision, act, or certificate of a majority is effective in all respects as the decision, act, or certificate of all.

(d)    Report of inspectors. On request of the chairman of the meeting or of any shareholder or his proxy the inspectors shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any fact found by them. Any report or certificate made by them is prima facie evidence of the facts stated therein.

Section 10.     Action Without Meeting. Any action which the shareholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed, before or after such action, by all the shareholders who would be entitled to vote upon the action at a meeting. The consent shall be delivered to the corporation for inclusion in the minutes or filing with the corporate records. The corporation must give its nonvoting shareholders written notice of the proposed action at least 10 days before the action is taken, which notice must contain or be accompanied by the same material that would have been required by law to be sent to nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

Section 11.     Action to Be Taken at Annual or Special Meetings of Shareholders. Business to be conducted at meetings of shareholders shall be limited to (a) business properly specified in the notice of meeting given as provided in Article 2, Section 5 hereof; (b) business otherwise properly brought before the meeting by or at the direction of the board of directors; and (c) business (which may include nominations for director if in accordance with the procedures established herein) otherwise properly brought before the meeting by a holder of voting securities entitled to vote at the meeting, who complies with the notice procedures and other requirements set forth in this Article 2, Section 11 and who is a shareholder of record at the time of giving such notice required by this Article 2, Section 11 (the “Proposing Shareholder”).

In addition to any other applicable requirements, including, but not limited to, requirements established pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations adopted thereunder, a Proposing Shareholder may not bring any business before an annual or special meeting pursuant to (c) above, unless the business is a proper matter for shareholder action and the Proposing Shareholder has given timely, accurate and complete notice in writing to the secretary of the corporation as required by this Article 2, Section 11. In the case of an annual meeting, to be timely, notice must be delivered to, or mailed to and received by, the secretary of the corporation at the principal offices of the corporation not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, then to be timely notice by a Proposing Shareholder must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation. In the case of a special meeting, to be timely, notice must be delivered to, or mailed to and received by, the secretary of the corporation at the principal offices of the corporation not less than 90 days prior to the date of the special meeting; provided, however, that if less than 100 days’ notice or prior public disclosure of the meeting is given or made by the corporation, notice will be timely if received not later than the close of business on the tenth day following the day on which such notice or public disclosure of the meeting was given or made. In no event shall an adjournment or recess of a meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a Proposing Shareholder’s notice pursuant to (c) above. For purposes of this Article 2, Section 11: (x) the term “prior public disclosure” shall mean disclosure (i) in a press release either transmitted to the principal securities exchange on which shares of the corporation’s common stock are traded or reported by a recognized news service or (ii) in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to the Exchange Act; and (y) the term “close of business” shall mean 5:00 p.m. local time at the principal executive office of the corporation on any calendar day, whether or not the day is a business day.

In addition to any requirements imposed by applicable law (including, but not limited to, Section 14(a) of the Exchange Act and the rules and regulations adopted thereunder), a Proposing Shareholder’s notice of the business to be brought before an annual or special meeting pursuant to (c) above shall set forth the following as to each matter the Proposing Shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration); (iii) the name and address, as they appear on the corporation’s books, of each Proposing Shareholder and each Shareholder Associated Person (as defined below); (iv) the classes and number of shares or other securities of the corporation that are owned of record or beneficially by such Proposing Shareholder and by each Shareholder Associated Person, the date on which such shares or other securities were acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares or other security) in any such shares or other securities of the corporation; (v) any material interest of such Proposing Shareholder and each Shareholder Associated Person in such business other than such person’s interest as a shareholder of the corporation (including any anticipated benefit to the Proposing Shareholder or Shareholder Associated Person therefrom); (vi) to the extent known by the Proposing Shareholder, the name and address of any other shareholder supporting the proposal on the date of such Proposing Shareholder’s notice; (vii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the Proposing Shareholder or Shareholder Associated Person with respect to any share of the corporation, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such Proposing Shareholder or Shareholder Associated Person with respect to any share of the corporation; (viii) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Shareholder and/or any Shareholder Associated Person has a right to vote any shares of stock of the corporation; and (ix) any material pending or threatened legal proceeding involving the corporation, any affiliate of the corporation or any of their respective directors or officers, to which the Proposing Shareholder or any Shareholder Associated Person is a party.

Nominations for election to the board of directors may be made pursuant to (c) above by a Proposing Shareholder entitled to vote for the election of directors if written notice of the nomination of such person(s) shall have been timely delivered to the secretary of the corporation in accordance with the provisions of this Article 2, Section 11 and such notice shall set forth the information required herein with respect to matters to be brought by a Proposing Shareholder, as well as: (i) the name, age, business address, residence address and principal occupation or employment of the person(s) to be nominated by the Proposing Shareholder (the “Proposed Nominee(s)”); (ii) the class and number of shares or other securities of the corporation which are owned of record or beneficially by the Proposed Nominee(s), (iii) a representation that the Proposing Shareholder intends to appear in person or by proxy at the meeting to nominate the Proposed Nominee(s); (iv) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between or among the Proposing Shareholder (and any Shareholder Associated Person) and each Proposed Nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the Proposing Shareholder, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the Proposing Shareholder were the “registrant” for purposes of such rule and the Proposed Nominee(s) were a director or executive officer of such registrant; (v) such other information regarding each such Proposed Nominee as would be required to be included in a proxy statement filed pursuant to Section 14(a) of the Exchange Act and the rules and regulations adopted thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the corporation are listed or over-the-counter market on which any securities of the corporation are traded, if the Proposed Nominee(s) had been nominated by the board of directors or a committee thereof; (vi) a completed questionnaire (in the form provided by the secretary of the corporation upon written request) with respect to the identity, background and qualification of the Proposed Nominee(s) and the background of the Proposing Shareholder and any Shareholder Associated Person; and (vii) the written certification (in the form provided by the secretary of the corporation upon request) of each Proposed Nominee representing and agreeing that the Proposed Nominee (A) is qualified and if elected intends to serve as a director of the corporation for the entire term for which such Proposed Nominee is standing for election and will notify the corporation simultaneously with the notification to the Proposing Shareholder of the Proposed Nominee’s unwillingness or inability to serve as a director, (B) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the Proposed Nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation, or (y) any Voting Commitment that could limit or interfere with the Proposed Nominee’s ability to comply, if elected as a director of the corporation, with the Proposed Nominee’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (D) if elected as a director of the corporation, the Proposed Nominee would be in compliance and will comply with all applicable publicly disclosed governance, business conduct and ethics, conflict of interest, confidentiality and stock ownership and trading codes, policies and guidelines of the corporation. Any Proposing Shareholder and any Proposed Nominee shall also promptly provide any additional information as the corporation may reasonably request (and in any event within five business days after such request).

In addition, such Proposing Shareholder’s notice shall, with respect to any Proposed Nominee for election to the board of directors, be accompanied by a certificate executed by the Proposing Shareholder certifying that such Proposing Shareholder will comply with Rule 14a-19 promulgated under the Exchange Act in connection with its solicitation of proxies in support of any such nominee. Notwithstanding anything herein to the contrary, in no event may a Proposing Shareholder provide notice with respect to the nomination of a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the corporation provides written notice to a Proposing Shareholder that the number of its Proposed Nominees exceeds the number of directors to be elected at a meeting, the Proposing Shareholder shall provide written notice to the corporation within five business days stating the names of the Proposed Nominee(s) that have been withdrawn so that the number of nominees proposed by such Proposing Shareholder no longer exceeds the number of directors to be elected at a meeting.

If information submitted pursuant to this Article 2, Section 11, by any Proposing Shareholder shall be inaccurate to a material extent, such information may be deemed not to have been provided in accordance with this Article 2, Section 11. Upon written request by the secretary of the corporation or the board of directors, any Proposing Shareholder shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), (1) written verification, satisfactory, in the discretion of the board of directors or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by the Proposing Shareholder pursuant to this Article 2, Section 11, or (2) a written update of any information previously submitted by the Proposing Shareholder pursuant to this Article 2, Section 11 as of an earlier date. If a Proposing Shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Article 2, Section 11.

Without limiting the other provisions and requirements of this Article 2, Section 11, if any Proposing Shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for such Proposing Shareholder’s nominees. Upon request by the corporation, if any Proposing Shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Shareholder shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

A shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors.

For purposes of this Article 2, Section 11, “Shareholder Associated Person” of any Proposing Shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such Proposing Shareholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such Proposing Shareholder, and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the provisions set forth in this Article 2, Section 11; provided that, for the avoidance of doubt, the advance notice requirements outlined in this Article 2, Section 11 for a Proposing Shareholder bringing business before an annual or special meeting pursuant to (c) above shall not be deemed to affect any right of a shareholder to request inclusion of a proposal in, or the right of the corporation to omit a proposal from, the corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act. If the chairman of the meeting determines that any business was not properly submitted, the chairman shall so declare to the meeting, and to the extent permitted by law, any such business not properly submitted shall not be transacted at the meeting. All judgments made by the chairman of the meeting as to submission of proposals shall be final and binding unless determined by a court of competent jurisdiction to have clearly been made in bad faith.

(Article 2, Section 11 was adopted by the Board of Directors effective April 26, 1999. and amended by the Board of Directors on April 21, 2009 and August 15, 2023)

ARTICLE 3- BOARD OF DIRECTORS

Section 1.     General Powers. The business and affairs of the corporation shall be managed under the direction of the board of directors except as otherwise provided by the articles of incorporation or by a valid shareholders’ agreement.

Section 2.     Number, Term and Qualification. The number of directors constituting the board of directors shall be not less than five nor more than ten, the precise number to be determined from time to time by resolution of the board of directors. The directors shall be divided into three classes, as nearly equal in number as may be, to serve in the first instance for terms of one, two and three years, respectively, and until their successors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected to serve for terms of three years and until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be so classified or chosen that all classes of directors shall remain or become equal in number, as nearly as may be. In the event of the death, resignation, retirement, removal or disqualification of a director during his elected term of office, his successor shall be elected to serve only until the expiration of the term of his predecessor. Directors need not be residents of the State of North Carolina or shareholders of the corporation unless the articles of incorporation so provide. This Section 2, although adopted by a vote of the corporation’s shareholders, may be amended or repealed by the corporation’s Board of Directors without a shareholder vote.

Section 3.     Removal. Directors may be removed from office with or without cause (unless the articles of incorporation provide that directors may be removed only for cause) provided the notice of the shareholders’ meeting at which such action is to be taken states that a purpose of the meeting is removal of the director and the number of votes cast to remove the director exceeds the number of votes cast not to remove him.

Section 4.     Vacancies. Except as otherwise provided in the articles of incorporation, a vacancy occurring in the board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, may be filled by a majority of the remaining directors or by the sole director remaining in office. The shareholders may elect a director at any time to fill a vacancy not filled by the directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Section 5.     Compensation. The directors shall not receive compensation for their services as such, except that by resolution of the board of directors, the directors may be paid fees, which may include but are not restricted to fees for attendance at meetings of the board or of a committee, and they may be reimbursed for expenses of attendance. Any director may serve the corporation in any other capacity and receive compensation therefor.

ARTICLE 4- MEETINGS OF DIRECTORS

Section 1.     Annual and Regular Meetings. The annual meeting of the board of directors shall be held immediately following the annual meeting of the shareholders. The board of directors may by resolution provide for the holding of regular meetings of the board on specified dates and at specified times. Notice of regular meetings held at the principal office of the corporation and at the usual scheduled time shall not be required. If any date for which a regular meeting is scheduled shall be a legal holiday, the meeting shall be held on a date designated in the notice of the meeting, if any, during either the same week in which the regularly scheduled date falls or during the preceding or following week. Regular meetings of the board shall be held at the principal office of the corporation or at such other place as may be designated in the notice of the meeting.

Section 2.     Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president or any two directors. Such meetings may be held at the time and place designated in the notice of the meeting.

Section 3.     Notice of Meetings. Unless the articles of incorporation provide otherwise, the annual and regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting. The secretary or other person or persons calling a special meeting shall give notice by any usual means of communication to be sent at least two days before the meeting if notice is sent by means of telephone, telecopy or personal delivery and at least five days before the meeting if notice is sent by mail. A director’s attendance at, or participation in, a meeting for which notice is required shall constitute a waiver of notice, unless the director at the beginning of the meeting (or promptly upon arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4.     Quorum. Except as otherwise provided in the articles of incorporation, a majority of the directors in office shall constitute a quorum for the transaction of business at a meeting of the board of directors.

Section 5.     Manner of Acting. Except as otherwise provided in the articles of incorporation, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 6.     Presumption of Assent. A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken is deemed to have assented to the action taken unless he objects at the beginning of the meeting (or promptly upon arrival) to holding, or transacting business at, the meeting, or unless his dissent or abstention is entered in the minutes of the meeting or unless he shall file written notice of his dissent or abstention to such action with the presiding officer of the meeting before its adjournment or with the corporation immediately after adjournment of the meeting. The right of dissent or abstention shall not apply to a director who voted in favor of such action.

Section 7.     Action Without Meeting. Unless otherwise provided in the articles of incorporation, action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if the action is taken by all members of the board. The action must be evidenced by one or more written consents signed by each director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. Action taken without a meeting is effective when the last director signs the consent, unless the consent specifies a different effective date.

Section 8.     Meeting by Communications Device. Unless otherwise provided in the articles of incorporation, the board of directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE 5- COMMITTEES

Section 1.     Election and Powers. Unless otherwise provided by the articles of incorporation, a majority of the board of directors may create one or more committees and appoint two or more directors to serve at the pleasure of the board on each such committee. To the extent specified by the board of directors or in the articles of incorporation, each committee shall have and may exercise the powers of the board in the management of the business and affairs of the corporation, except that no committee shall have authority to do the following:

(a)    Authorize distributions.

(b)    Approve or propose to shareholders action required to be approved by shareholders.

(c)    Fill vacancies on the board of directors or on any of its committees.

(d)    Amend the articles of incorporation.

(e)    Adopt, amend or repeal the bylaws.

(f)    Approve a plan of merger not requiring shareholder approval.

(g)    Authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the board of directors.

(h)    Authorize or approve the issuance, sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the board of directors may authorize the executive committee (or a senior executive officer of the corporation) to do so within limits specifically prescribed by the board of directors.

Section 2.     Removal; Vacancies. Any member of a committee may be removed at any time with or without cause, and vacancies in the membership of a committee by means of death, resignation, disqualification or removal shall be filled by a majority of the whole board of directors.

Section 3.     Meetings. The provisions of Article 4 governing meetings of the board of directors, action without meeting, notice, waiver of notice and quorum and voting requirements shall apply to the committees of the board and its members.

Section 4.     Minutes. Each committee shall keep minutes of its proceedings and shall report thereon to the board of directors at or before the next meeting of the board.

ARTICLE 6- OFFICERS

Section 1.     Titles. The officers of the corporation shall be a president, a vice president, a secretary and a treasurer and may include a chairman and vice chairman of the board of directors, a chief executive officer, an executive vice president, one or more additional vice presidents, a controller, one or more assistant secretaries, one or more assistant treasurers, one or more assistant controllers, and such other officers as shall be deemed necessary. The officers shall have the authority and perform the duties as set forth herein or as from time to time may be prescribed by the board of directors or by the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of officers). Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where action of two or more officers is required.

Section 2.     Election; Appointment. The officers of the corporation shall be elected from time to time by the board of directors or appointed from time to time by the president (to the extent that the president is authorized by the board to appoint officers).

Section 3.     Removal. Any officer may be removed by the board at any time with or without cause whenever in its judgment the best interests of the corporation will be served, but removal shall not itself affect the officer’s contract rights, if any, with the corporation.

Section 4.     Vacancies. Vacancies among the officers may be filled and new offices may be created and filled by the board of directors, or by the president (to the extent authorized by the board).

Section 5.     Compensation. The compensation of the officers shall be fixed by the board of directors.

Section 6.     Chairman and Vice Chairman of the Board of Directors. The chairman of the board of directors, if such officer is elected, shall preside at meetings of the board of directors and shareholders and shall have such other authority and perform such other duties as the board of directors shall designate. The vice chairman, if elected, shall preside at meetings of the board and shareholders in the absence of the chairman and shall have such other authority and perform such other duties as the board of directors shall designate.

Section 7.     Chief Executive Officer. The chief executive officer shall be the principal executive officer of the corporation and, subject to the control of the board of directors, shall, in general, supervise and control all of the business and affairs of the corporation. He shall have such other authority and perform such other duties as the board of directors shall designate.

Section 8.     President. The president shall be the principal operating officer of the corporation and shall be in general charge of the affairs of the corporation in the ordinary course of its business. Subject to the direction of the chief executive officer, the president may perform such acts, not inconsistent with applicable law or the provisions of these bylaws, as may be performed by the president of a corporation and may sign and execute all authorized notes, bonds, contracts and other obligations in the name of the corporation. The president shall have such other powers and perform such other duties as the board of directors shall designate or as may be provided by applicable law or elsewhere in these bylaws.

Section 9.     Vice Presidents. In the absence or inability to act of both the chief executive officer and the president, the executive vice president, if such officer is elected or appointed, shall exercise the powers of the president during that officer’s absence or inability to act. In default of the chief executive officer and both the president and the executive vice president, any other vice president may exercise the powers of the president. Any action taken by a vice president in the performance of the duties of the president shall be presumptive evidence of the absence or inability to act of the president at the time the action was taken. The vice presidents shall have such other powers and perform such other duties as may be assigned by the board of directors or by the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of other officers).

Section 10.     Secretary. The secretary shall keep accurate records of the acts and proceedings of all meetings of shareholders and of the board of directors and shall give all notices required by law and by these bylaws. The secretary shall have general charge of the corporate books and records and shall have the responsibility and authority to maintain and authenticate such books and records. The secretary shall have general charge of the corporate seal and shall affix the corporate seal to any lawfully executed instrument requiring it. The secretary shall have general charge of the stock transfer books of the corporation and shall keep at the principal office of the corporation a record of shareholders, showing the name and address of each shareholder and the number and class of the shares held by each. The secretary shall sign such instruments as may require the signature of the secretary, and in general shall perform the duties incident to the office of secretary and such other duties as may be assigned from time to time by the board of directors or the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of other officers).

Section 11.     Assistant Secretaries. Each assistant secretary, if such officer is elected, shall have such powers and perform such duties as may be assigned by the board of directors or the president (if authorized by the board of directors to prescribe the authority and duties of other officers), and the assistant secretaries shall exercise the powers of the secretary during that officer’s absence or inability to act.

Section 12.     Treasurer. The treasurer shall have custody of all funds and securities belonging to the corporation and shall receive, deposit or disburse the same under the direction of the board of directors. The treasurer shall keep full and accurate accounts of the finances of the corporation, which may be consolidated or combined statements of the corporation and one or more of its subsidiaries as appropriate, that include a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of cash flows for the year unless that information appears elsewhere in the financial statements. If financial statements are prepared for the corporation on the basis of generally accepted accounting principles, the annual financial statements must also be prepared on that basis. The corporation shall mail the annual financial statements, or a written notice of their availability, to each shareholder within 120 days of the close of each fiscal year. The treasurer shall in general perform all duties incident to the office and such other duties as may be assigned from time to time by the board of directors or the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of other officers).

Section 13.     Assistant Treasurers. Each assistant treasurer, if such officer is elected, shall have such powers and perform such duties as may be assigned by the board of directors or the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of other officers), and the assistant treasurers shall exercise the powers of the treasurer during that officer’s absence or inability to act.

Section 14.     Controller and Assistant Controllers. The controller, if such officer is elected, shall have charge of the accounting affairs of the corporation and shall have such other powers and perform such other duties as the board of directors or the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of other officers) shall designate. Each assistant controller shall have such powers and perform such duties as may be assigned by the board of directors or the president (to the extent that the president is authorized by the board of directors to prescribe the authority and duties of other officers), and the assistant controllers shall exercise the powers of the controller during that officer’s absence or inability to act.

Section 15.     Voting Upon Stocks. Unless otherwise ordered by the board of directors, the president shall have full power and authority in behalf of the corporation to attend, act and vote at meetings of the shareholders of any corporation in which this corporation may hold stock, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such stock and which, as the owner, the corporation might have possessed and exercised if present. The board of directors may by resolution from time to time confer such power and authority upon any other person or persons.

ARTICLE 7- CAPITAL STOCK

Section 1.     Certificates. Shares of the capital stock of the corporation may be certificated or without certificate. The name and address of the persons to whom shares of capital stock of the corporation are issued, with the number of shares and date of issue, shall be entered on the stock transfer records of the corporation. Certificates for shares of the capital stock of the corporation shall be in such form not inconsistent with the articles of incorporation of the corporation as shall be approved by the board of directors. Each certificate shall be signed (either manually or by facsimile) by (a) the president or any vice president and by the secretary, assistant secretary, treasurer or assistant treasurer or (b) any two officers designated by the board of directors. Each certificate may be sealed with the seal of the corporation or a facsimile thereof. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send, or cause to be sent, to the shareholder a written statement including the information required by law to be set forth on certificates for shares of capital stock.

Section 2.     Transfer of Shares. Transfer of certificated shares shall be made on the stock transfer records of the corporation, and transfers shall be made only upon surrender of the certificate for the shares sought to be transferred by the recordholder or by a duly authorized agent, transferee or legal representative. All certificates surrendered for transfer or reissue shall be cancelled before new certificates for the shares or shares without certificate shall be issued. Shares without certificate shall be transferable on the stock transfer records of the corporation upon proper instruction from the holder of such shares.

Section 3.     Transfer Agent and Registrar. The board of directors may appoint one or more transfer agents and one or more registrars of transfers and may require all stock certificates to be signed or countersigned by the transfer agent and registered by the registrar of transfers.

Section 4.     Regulations. The board of directors may make rules and regulations as it deems expedient concerning the issue, transfer and registration of shares of capital stock of the corporation.

Section 5.     Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the board of directors may fix in advance a date as the record date for the determination of shareholders. The record date shall be not more than 70 days before the meeting or action requiring a determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting shall be effective for any adjournment of the meeting unless the board of directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If no record date is fixed for the determination of shareholders, the record date shall be the day the notice of the meeting is mailed or the day the action requiring a determination of shareholders is taken. If no record date is fixed for action without a meeting, the record date for determining shareholders entitled to take action without a meeting shall be the date the first shareholder signs consent to the action taken.

Section 6.     Lost Certificates. The board of directors must authorize the issuance of a new certificate or share without certificate in place of a certificate claimed to have been lost, destroyed or wrongfully taken, upon receipt of (a) an affidavit from the person explaining the loss, destruction or wrongful taking, and (b) a bond from the claimant in a sum as the corporation may reasonably direct to indemnify the corporation against loss from any claim with respect to the certificate claimed to have been lost, destroyed or wrongfully taken. The board of directors may, in its discretion, waive the affidavit and bond and authorize the issuance of a new certificate or share without certificate in place of a certificate claimed to have been lost, destroyed or wrongfully taken.

ARTICLE 8- INDEMNIFICATION OP DIRECTORS AND OFFICERS

Section 1.     Indemnification Provisions. Any person who at any time serves or has served as a director or officer of the corporation or of any wholly owned subsidiary of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly owned subsidiary thereof (a “Claimant”), shall have the right to be indemnified and held harmless by the corporation to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as hereinafter defined) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a “proceeding”), arising out of that person’s status as such or that person’s activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant’s activities which were at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the corporation.

Section 2.     Definitions. As used in this Article, (a) “liabilities” shall include, without limitation, (1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which Claimant had become liable in any proceeding and (2) payments in settlement of any such proceeding subject, however, to Section 3 of this Article 8; (b) “litigation expenses” shall include, without limitation, (1) reasonable costs and expenses and attorneys’ fees and expenses actually incurred by the Claimant in connection with any proceeding and (2) reasonable costs and expenses and attorneys’ fees and expenses in connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part; and (c) “disinterested directors” shall mean directors who are not party to the proceeding in question.

Section 3.     Settlements. The corporation shall not be liable to indemnify the Claimant for any amounts paid in settlement of any proceeding effected without the corporation’s written consent. The corporation will not unreasonably withhold its consent to any proposed settlement.

Section 4.     Litigation Expense Advances.

(a)    Except as provided in subsection (b) below, any litigation expenses shall be advanced to any Claimant within 30 days of receipt by the secretary of the corporation of a demand therefor, together with an undertaking by or on behalf of the Claimant to repay to the corporation such amount unless it is ultimately determined that Claimant is entitled to be indemnified by the corporation against such expenses. The secretary shall promptly forward notice of the demand and undertaking immediately to all directors of the corporation.

(b)    Within 10 days after mailing of notice to the directors pursuant to subsection (a) above, any disinterested director may, if desired, call a meeting of all disinterested directors to review the reasonableness of the expenses so requested. No advance shall be made if a majority of the disinterested directors affirmatively determines that the item of expense is unreasonable in amount; but if the disinterested directors determine that a portion, of the expense item is reasonable, the corporation shall advance such portion.

Section 5.     Approval of Indemnification Payments. Except as provided in Section 4 of this Article, the board of directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by Section 1 of this Article, including, without limitation, making a good faith evaluation of the manner in which the Claimant acted and of the reasonable amount of indemnity due the Claimant. In taking any such action, any Claimant who is a director of the corporation shall not be entitled to vote on any matter concerning such Claimant’s right to indemnification.

Section 6.     Suits by Claimant. No Claimant shall be entitled to bring suit against the corporation to enforce his rights under this Article until sixty days after a written claim has been received by the corporation, together with any undertaking to repay as required by Section 4 of this Article. It shall be a defense to any such action that the Claimant’s liabilities or litigation expenses were incurred on account of activities described in clause (b) of Section 1, but the burden of proving this defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of the action to the effect that indemnification of the Claimant is proper in the circumstances, nor an actual determination by the corporation that the Claimant had not met the standard of conduct described in clause (b) of Section 1, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

Section 7.     Consideration; Personal Representatives and Other Remedies. Any person who during such time as this Article or corresponding provisions of predecessor bylaws is or has been in effect serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing so or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein or therein. The right of indemnification provided herein or therein shall inure to the benefit of the legal representatives of any person who qualifies or would qualify as a Claimant hereunder, and the right shall not be exclusive of any other rights to which the person or legal representative may be entitled apart from this Article.

Section 8.     Scope of Indemnification Rights. The rights granted herein shall not be limited by the provisions of Section 55-8-51 of the General Statutes of North Carolina or any successor statute.

ARTICLE 9- GENERAL PROVISIONS

Section 1.     Dividends and Other Distributions. The board of directors may from time to time declare and the corporation may pay dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by law.

Section 2.     Seal. The seal of the corporation shall be any form approved from time to time or at any time by the board of directors.

Section 3.     Waiver of Notice. Whenever notice is required to be given to a shareholder, director or other person under the provisions of these bylaws, the articles of incorporation or applicable law, a waiver in writing signed by the person or persons entitled to the notice, whether before or after the date and time stated in the notice, and delivered to the corporation shall be equivalent to giving the notice.

Section 4.     Checks. All checks, drafts or orders for the payment of money shall be signed by the officer or officers or other individuals that the board of directors may from time to time designate.

Section 5.     Fiscal Year. The fiscal year of the corporation shall be fixed by the board of directors.

Section 6.     Amendments. Unless otherwise provided in the articles of incorporation or a bylaw adopted by the shareholders or by law, these bylaws may be amended or repealed by the board of directors, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally. These bylaws may be amended or repealed by the shareholders even though the bylaws may also be amended or repealed by the board of directors. A bylaw that fixes a greater quorum or voting requirement for the board of directors may be amended or repealed (a) if originally adopted by the shareholders, only by the shareholders, unless such bylaw as originally adopted by the shareholders provides that such bylaw may be amended or repealed by the board of directors or (b) if originally adopted by the board of directors, either by the shareholders or by the board of directors. A bylaw that fixes a greater quorum or voting requirement may not be adopted by the board of directors by a vote less than a majority of the directors then in office and may not itself be amended by a quorum or vote of the directors less than the quorum or vote prescribed in such bylaw or prescribed by the shareholders.

Section 7.     Applicability of Antitakeover Statutes. The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act shall not be applicable to the corporation.

THIS IS TO CERTIFY that the above bylaws of Insteel Industries, Inc., were adopted by the board of directors of the corporation by action taken at a meeting held on August 21, 1990, as amended:

●	by the shareholders of the corporation as to Article 3, Section 2, on February 5, 1991,
●	by the board of directors of the corporation as to Article 2, Section 11 on April 26, 1999,
●	by the board of directors of the corporation as to Article 3, Section 2 on October 24, 2005,
●	by the board of directors as to Article 7, Sections 1, 2 and 6 on September 18, 2007,
●	by the board of directors as to Article 2, Section 11 on April 21, 2009,
●	by the board of directors as to Article 3, Section 2 on February 9, 2011,
●	by the board of directors as to Article 3, Section 2 on December 19, 2016, and
●	by the board of directors as to Article 2, Sections 1, 5, 6, 7 and 11 on August 15, 2023.

This 15th day of August, 2023.

/s/ Elizabeth C. Southern
Secretary

[Corporate Seal]

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